EXHIBIT 2

Form of Casablanca Investment Advisory Agreements with clients with respect to the securities of the Issuer

This INVESTMENT MANAGEMENT AGREEMENT, dated November [   ], 2010, as amended or otherwise modified from time to time (this "Agreement"), is entered into by and between [Client Name], a [insert form of entity and state/country of organization] (the "Client") and Casablanca Capital LLC, a Delaware limited liability company (the "Advisor"), with respect to the assets held by the Client in custody account number [           ] (the "Account") maintained on behalf of the Client by [           ] (the "Custodian").

WHEREAS the Client desires to avail itself of the experience, advice and assistance of the Advisor and to appoint and retain the Advisor as the investment advisor to the Client with respect to the Account; and

WHEREAS the Advisor wishes to accept such appointment subject to the terms and conditions contained herein;

NOW THEREFORE in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby covenant and agree as follows:

1.
Appointment of the Advisor; Acceptance of Appointment.  The Client hereby appoints the Advisor as investment advisor to the Client with respect to the Account (a) for the purpose of co-investing, in the Client's name and on its behalf, with Casablanca Special Opportunities Fund I, LLC, and its related entities (the "Fund") in equity and equity related investments in a particular issuer (the "Portfolio Company," and such investments, the "Investments"), as disclosed on Annex A, in accordance with the investment guidelines set forth on Annex A (the "Guidelines") and (b) for providing investment management and advisory services for the Client relating to the Investments, including, but not limited to, the purchase and sale of the Investments and the supervision, review, recommendation and analysis of Investments held in the Account.  The Advisor hereby accepts such appointment.  Annex A also sets forth the terms and conditions that shall apply to the Client's initial capital contribution and any additional capital contributions to and withdrawals from the Account.

2.	Authority of the Advisor.

(a)
The Advisor shall have full power to supervise and direct the investment and reinvestment of cash, securities and other property held in the Account and to engage in such transactions on the Client's behalf as the Advisor may deem appropriate, in the Advisor's absolute discretion and without prior consultation with the Client, subject only to the Guidelines and the terms of this Agreement. Subject to the foregoing, the authority hereby granted to the Advisor includes, but is not limited to, the power to:

(i)
(A) continuously supervise the composition of the Account including, without limitation, determining from time to time what Investments will be purchased, retained or sold, what contracts will be entered into by the Client and what portion of assets in the Account will be invested in short-term investments or retained as cash; (B) cause the Client to purchase or sell any asset, enter into any other investment-related transaction, including selecting brokers and dealers for execution of transactions in connection with the Investments; and (C) undertake to do anything incidental to the foregoing to facilitate the performance of its obligations hereunder;

(ii)	engage in any lawful transactions in the Investments, as determined by the Advisor from time to time in its sole discretion;

(iii)
open, maintain and close accounts with brokers, which power shall include the authority to issue all instructions and authorizations to brokers regarding securities and money therein and to cause the Client to pay, or authorize the payment and reimbursement of, brokerage commissions;

(iv)
(A) negotiate on behalf of the Client the contractual terms of the Investments to be made by the Account, and as applicable, complete and execute, or instruct the Custodian to complete and execute, the necessary subscription documents on behalf of the Client, and (B) in the case of redemption, complete and execute, or instruct the Custodian to complete and execute, the applicable redemption documents on behalf of the Client; and

(v)
issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness in accordance with the Client's objectives for the Account.

(b)
The Client agrees to inform the Advisor in writing, as soon as practicable, of any material change in the Client's circumstances that might affect the manner in which the Client's assets should be invested.

3.
Custody.  The Investments and cash related to the Account shall be held by the Custodian in the Client's name.  Details of the Account, including certain terms and conditions of the Account and the amount of the initial capital contribution, are set forth on Annex B hereto.  The Advisor shall not at any time have physical possession of the Investments and cash of the Account.  The Advisor will not be liable for any act or omission of the Custodian with respect to the Account.  Any compensation to the Custodian for its services with respect to the Account will be the obligation of the Client and not the Advisor.

4.	Reports. At the end of each calendar quarter, the Advisor will provide the Client with a report that will include the net asset value of the Account and the aggregate performance data of the Account.

5.	Brokerage Transactions.

(a)
In providing services hereunder, the Advisor may employ third parties, including its affiliates, to render investment advice and provide other services, including, without limitation, to provide legal, tax, financial, administrative or other advice or services.  The Client shall be responsible for any fees or other costs related to the retention of any such third parties.

(b)
Unless otherwise instructed by the Client, the Advisor, in its sole discretion, may effect transactions through or with affiliated brokers or dealers.  In choosing a broker or dealer to execute a transaction, the Advisor will seek to obtain the best prices and execution considering all circumstances, it being understood that the Advisor will consider the full range and quality of a broker's or dealer's services including, among other things, the value of research provided, execution capability, commission rate, financial responsibility, experience, responsiveness, reputation and access to the markets for securities being traded for the Account.  If the Advisor determines in good faith that the transaction costs charged by a broker-dealer are reasonable in relation to the value of brokerage and research services provided by such broker-dealer, the Advisor may select broker-dealers that provide research or other transaction-related services and may cause the Client to pay such broker-dealers commissions for effecting transactions in excess of commissions other broker-dealers may have charged.  Such research and other services may be used for the Advisor's own account or for other of its clients' accounts to the extent permitted by law.

(c)
To the extent permitted by law, the Advisor may, but is not required to, aggregate sales and purchase orders placed with respect to the Account with similar orders for brokerage transactions being made simultaneously for other accounts managed by the Advisor or its affiliates.  When aggregate sales purchase orders occur, the objective of the Advisor (and any of its affiliates involved in such transactions) will be to allocate the executions among the accounts managed by the Advisor or its affiliates in a manner believed by the Advisor or its affiliates to be fair and equitable for all accounts involved.

(d)
The Advisor may, on behalf of the Client and in accordance with applicable law, effect principal transactions in which it purchases investments from, or sells investments to, itself or any of its affiliates.  Except to the extent required by applicable law, the Advisor or any affiliate of the Advisor with whom such transactions are placed shall not have any obligation to account to the Client for brokerage fees or profits arising from such transactions.

6.
Services Provided to Other Clients.  It is understood that the Advisor and its affiliates perform investment advisory services for persons other than the Client.  The Client recognizes that the Advisor or its affiliates may provide investment advisory services to other clients, regardless of whether the investment policies of such clients are similar to, or differ from, those that the Advisor hereby undertakes to perform on behalf of the Client.  In addition, the Advisor or its affiliates may give advice and take action in the performance of their duties to clients that may differ from advice given, or the timing and nature of action taken, with respect to the Account.  Nothing in this Agreement shall be deemed to impose upon the Advisor any obligation to purchase or sell or recommend for purchase or sale for the Account any security or other property that the Advisor or its affiliates may purchase or sell, or recommend for purchase or sale, for its own account or the account of any other client.

7.	Client Representations and Warranties. The Client makes the representations and warranties set forth on Annex C hereto.

8.	Compensation and Expenses.

(a)
In consideration of the services performed by the Advisor under this Agreement, the Client will pay to the Advisor the fees and expenses set forth on Annex D hereto.  In addition, to the extent that any extraordinary legal or other expenses are incurred in connection with the Account or the Investments or cash held in the Account, the Client will be directly responsible for such extraordinary expenses, including without limitation, fees and expenses of the type referred to in Section 14 hereof.  Notwithstanding any termination of this Agreement pursuant to Section 12, the Advisor shall be entitled to receive the fees and entitled to reimbursement of expenses as provided herein so long as any amounts remain in the Account.

(b)
In computing the fair market value of any investment in the Account for the purpose of this Agreement, such property shall be valued at (i) the market price as of the close of business on the date of valuation and (ii) in situations in which such values are not applicable or are unavailable, the Advisor may value such property in a manner determined in good faith to reflect such property's fair market value.

(c)	The Client authorizes the deduction of fees and expenses owing to the Advisor from the Account upon termination of this Agreement as set forth herein and in other relevant account documentation.

9.	Confidentiality.

(a)
The Advisor shall keep confidential the identity of the Client and shall not disclose such identity to non-affiliated third parties except (i) with the prior written consent of the Client, (ii) as required by law, regulation, court order or the rules or regulation of any self-regulating organization, body or official having jurisdiction over the Advisor or its affiliates or (iii) to the Advisor's professional advisors.

(b)
Consistent with the foregoing, the Client shall treat as confidential (i) all information relating to the Account, the Investments and any investments or reinvestments thereof or any proposed investment or reinvestment thereof (including without limitation, all analyses, studies or other documents or records in respect thereof, whether prepared by the Advisor or any other person), (ii) all recommendations and advice furnished to the Client by the Advisor and (iii) the terms of the Agreement (including, without limitation, the fees and expenses payable hereunder).  Except as required by law, the Client shall not disclose any such information to any third party without the prior written approval of the Advisor.  The Client shall in no event distribute or circulate any sales, promotional or other material or make any public communications or press releases that contain any reference to the Advisor or the Account (or the Investments within the Account) without the prior written approval of the Advisor.

(c)
Notwithstanding anything in this Agreement to the contrary, to comply with Treasury Regulations Section 1.6011-4(b)(3)(i), the Advisor and the Client (and any employee, representative or other agent of the Advisor or the Client) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated hereby.

10.
Power of Attorney.  For so long as this Agreement is in effect, the Client constitutes and appoints the Advisor, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Advisor's obligations and responsibilities to the Client under this Agreement, solely with respect to the Account, including to (a) directly or indirectly, purchase interests in Investments and to execute all documents and agreements necessary or advisable in connection therewith and with the management of the Account, (b) to take any action or make any delivery, including the delivery of any notice or other communication, that may be taken by the Client with respect to the Investments and the Account, and (c) to receive any action or delivery, including on the delivery of any notice or other communication, with respect to the Investments and the Account.

11.	Governing Law.

(a)
The Client agrees that this Agreement and all of the terms herein shall be governed and construed in accordance with the laws of the State of New York for contracts to be performed therein and without regard to the choice of law principles thereof.

(b)
The Advisor and the Client hereby agree that any judicial proceedings instituted in relation to any matter arising under this Agreement may be brought by any court having subject matter jurisdiction in the State of New York, irrevocably accept generally and unconditionally the jurisdiction of such courts, acknowledge their competence and irrevocably agree to be bound by any judgment rendered in such proceeding.  To the extent permitted by law, the parties agree that the Advisor shall not be liable for punitive, indirect, special, incidental, exemplary or consequential damages in any such proceeding.

(c)
TO THE EXTENT PERMITTED BY LAW, THE ADVISOR AND THE CLIENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING, ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.	Term of Account; Termination of this Agreement.

(a)	This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of one year.

(b)	This Agreement shall terminate on the date upon which all assets in the Account have been disposed of, reduced to cash, and distributed in accordance with Annex D.

(c)	Upon the termination of the Agreement, the Account will be dissolved and wound-up. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Account.

(d)	This Agreement may be terminated by the Advisor at any time upon at least ninety (90) days' prior written notice to the Client.

13.
Voting and Other Actions.  The Advisor shall have the responsibility and discretion to (a) vote, tender or convert any stock, securities or other property in the Account; (b) execute proxies, waivers or other consents with respect to such assets and in such connection, endorse securities in the Account; (c) take action with respect to any plan of reorganization or similar corporate transaction requiring shareholder votes; and (d) generally, to exercise the rights, powers and privileges with respect to the assets in the Account.  Decisions on proxy voting will be made by the Advisor in accordance with its established policies, as modified from time to time.  The Advisor may also render advice and take any action on behalf of the Client with respect to Investments that become the subject of any legal proceedings, including bankruptcies.

14.	Exculpation and Indemnification.

(a)
To the fullest extent permissible under all applicable laws, none of the Advisor, its respective members, partners, principals, managers, officers, directors, employees or agents, or any affiliate of the foregoing shall be liable to the Client for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in fulfillment of any obligation or responsibility under or otherwise in connection with this Agreement or the assets or affairs of the Client, including any such loss sustained by reason of any investment, the sale or retention of any security or other asset of the Client or any action or omission of any broker or manager of any assets of the Client, except that any person exculpated from liability under this Section 14 (each, a "Covered Person") shall not be exculpated from any liability arising from losses to the extent such losses are attributable to his, her or its gross negligence, willful misconduct, fraud or intentional or material breach of this Agreement.

(b)
The Client shall indemnify and hold each Covered Person harmless to the fullest extent legally permissible under all applicable laws, from and against any and all judgments, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury under any theory or for real or personal property damage), liens, taxes, administrative proceedings, losses, damages (including, without limitation, punitive damages), penalties, fines, court costs, administrative service fees, costs or expenses (including, without limitation, reasonable attorneys' fees and related costs incurred by such Covered Person in connection with the defense of any action or threatened action based on any act or omission, which attorneys' fees may be paid as incurred), liability (including all such liabilities under federal and state securities laws) or damage incurred or suffered in connection with the performance by such Covered Persons of their responsibilities to, or otherwise in connection with this Agreement or the assets or affairs of, the Client; provided, however, that a Covered Person shall not be indemnified for losses to the extent such losses are attributable to his, her or its gross negligence, willful misconduct, fraud or intentional or material breach of this Agreement.  The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to his, her or its heirs, successors, assigns and legal representatives.  Notwithstanding the foregoing, the Client shall have no obligation to indemnify any Covered Person for any liabilities relating to costs or expenses that are the responsibility of the Advisor pursuant to this Agreement.

(c)
The Client shall pay, to the full extent permitted by law, reasonable expenses (including legal fees) incurred by any Covered Person in preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or merely threatened, whether or not any Covered Person or may be a party thereto, including interest on any of the foregoing, in advance of such action, claim, suit, inquiry, proceeding, investigation or appeal; provided, however, that no Covered Person shall be advanced any such expenses unless, prior thereto, such Covered Person has agreed in writing to promptly reimburse the Client for such advances in the event it is later determined that such Covered Person was not entitled to indemnification with respect to such action, claim, suit, inquiry, probing, investigation or appeal.

(d)
The termination of any proceeding by settlement shall not be deemed to create a presumption that the Covered Person involved in such settlement acted in a manner which constituted gross negligence or willful misconduct.

15.
Client Directions.  The names of each individual who is authorized to give directions to the Advisor on the Client's behalf under this Agreement are set forth on Annex F.  The Client agrees to inform the Advisor in writing of any change to such list.

16.
No Partnership or Joint Venture. The Client and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.  The Advisor's relation to Client shall be deemed to be that of an independent contractor.

17.
Assignments and Succession.  No assignment of this Agreement shall be made without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.
Amendments and Waivers. This Agreement may be amended, and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Client and the Advisor.

19.
Notices.  Any notice under this Agreement shall be in writing and addressed and delivered or sent certified mail, postage prepaid, return receipt requested to the other party as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Client for this purpose shall be:

[Client]
[Address]
Attention:  [Name]

The Advisor's address for this purpose shall be:

Casablanca Capital LLC
450 Park Avenue, Suite 1403
New York, NY 10022
Attention:  Manoj Parvataneni

20.	Acknowledgments and Consents. The Client hereby acknowledges and consents to the following:

(a)
The Advisor makes no representation as to the success of any investment strategy adopted or security acquired by it for the Account and investment results may vary substantially on a quarterly and annual basis.  Poor investment performance shall not be deemed negligence.

(b)	The Client acknowledges that the Investments involve a high degree of financial risk. See the discussion of certain risks involved with the Investments in Section 21 and Annex F.

(c)
The Client understands that employees of the Advisor and its affiliates may purchase and sell securities for their own accounts and such transactions may differ from the advice given or the timing or nature of the action taken with respect to the Account and that the Advisor and certain of its affiliates may invest directly or indirectly in Investments in which the Account invests as well as in direct investments made or held by such Investments.

(d)
The Client understands that the Advisor, in the performance of its obligations and duties under this Agreement, is entitled to rely upon the accuracy of information furnished by the Client or on the Client's behalf, without further investigation.

(e)	The Client acknowledges that in connection with this Agreement it has not relied on any information, representations or warranties by the Advisor other than those set forth in this Agreement.

21.	Certain Risks.

(a)
There can be no assurance that investments made by the Advisor for the Account will be profitable, or that substantial losses, including complete loss, may not occur.  The Client hereby further acknowledges that it is familiar with the risks associated with making the Investments and has read and understood such risks as described on Annex F hereto.

(b)
The Client acknowledges that the Investments are speculative investments and have substantial risks and that the Account represents only that portion of the Client's assets that it desires to expose to such risks.

22.	Miscellaneous.

(a)
This Agreement (including the exhibits hereto), together with any related documentation expressly referred to herein, represents the entire agreement between the parties with respect to the services described herein.  Except as otherwise provided herein, this Agreement may not be modified or amended except by a writing signed by the parties hereto.  This Agreement supersedes all previous agreements and understandings between the parties hereto with respect to the subject matter hereof.

(b)	The provisions of this Agreement shall be deemed to be severable. In addition, paragraph headings are for convenience of reference only and do not form a part of this Agreement.

(c)	This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

(d)	The provisions of Sections 8, 9, 11, 12, 14, 17, 22 and Annex C shall survive termination of this Agreement.

(e)
The Client agrees to provide the Advisor with the appropriate properly executed and valid IRS form W-8 (and/or any successor or substitute form), to promptly provide any additional tax forms or documentation reasonably requested by the Advisor, and to supplement or update tax forms or documentation provided to the Advisor to the extent required under applicable law or necessitated by a change in the tax status of the Client.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, being duly authorized the parties hereto have caused the foregoing instrument to be executed on the day and the year first above written.

[Client Name]

By:
Name
Title

Casablanca Capital LLC

By:
Name
Title